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              Report on Financial Statement Schedule and Consent

                                                                  EXHIBIT 23.02

The Board of Directors
ONI Systems Corp.:

   The audits referred to in our report dated March 9, 2000, except for Note 13 which is as of May 9, 2000, included the related financial statement schedule of ONI Systems Corp. as of December 31, 1998 and 1999, and for the period from October 20, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, included in the registration statement on page S-1. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the prospectus.

                                          /s/ KPMG LLP

Mountain View, California

May 23, 2000